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                                                                    EXHIBIT 99.1

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

          AMENDMENT, effective January 31, 2007, to the EMPLOYMENT AGREEMENT, dated as of the 24th day of May 2006 (the "Employment Agreement"), by and between Regions Financial Corporation, a Delaware corporation and Jackson W. Moore.

          WHEREAS, the Company and the Executive have agreed to amend the Employment Agreement to, among other things, revise the employment period provided for in the Employment Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Employment Agreement is amended as follows:

          1. Revision of Employment Period, Severance Period and Related Periods. Sections 2, 3(b)(iii) and 5(a)(i)B of the Employment Agreement are amended to replace each reference to the "fourth anniversary" of the Effective Date with "the second anniversary" of the Effective Date.

          2. Position and Duties.

          (a) The first sentence of Section 3(a)(i) of the Employment Agreement is amended to replace the reference to "Chairman" with "Executive Chairman" and to replace clause (B) thereof with "the financial services department of the Company and its subsidiaries shall report directly to the Executive".

          (b) The first sentence of Section 3(a)(ii) is amended to read as follows:

     "During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to the following, in each case to the extent necessary to discharge the responsibilities assigned to the Executive hereunder: to devote his attention and time during normal business hours to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently such responsibilities."

          3. Perquisites. Section 3(b)(iv) is amended to delete the last sentence thereof.

          4. Satisfaction of Split-Dollar Obligations. Section 3(b)(vii) is amended to add the following to the end thereof:

     "Following the adoption of the Sarbanes-Oxley Act, the Company ceased making payments in respect of the equity split dollar life insurance policies issued by John Hancock and Pacific Life on the joint lives of the Executive and his spouse. In lieu and full satisfaction of any obligation of the Company to make such payments, the Company shall pay the Executive on January 31, 2007 a cash payment in the amount of $3,755,588. All of the Company's and Executive's rights in the policies related to premiums

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     previously paid by the Company will remain in force and are not affected by this Section 3(b)(vii)."

          5. Effect on Employment Agreement. The terms of the Employment Agreement not amended herein will remain in force and are not affected by this Amendment.

          6. Miscellaneous. This Amendment will be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Amendment are used with the meanings assigned in the Employment Agreement.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                        REGIONS FINANCIAL CORPORATION


                                        By:  /s/ R. Alan Deer
                                            ------------------------------------
                                        Name: R. Alan Deer
                                        Title: General Counsel

                                             /s/ Jackson W. Moore
                                        ----------------------------------------
                                        Jackson W. Moore